Exhibit 97

Compañía Cervecerías Unidas S.A.’s clawback policy

CLAWBACK POLICY

1. POLICY

In accordance with the applicable rules of The New York Stock Exchange (“NYSE”) Listed Company Manual (the “NYSE Rules”), and Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (“Rule 10D-1”), the Board of Directors of Compañía Cervecerías Unidas S.A. (the “Company”) has adopted this Clawback Policy (this “Clawback Policy”) in order to provide for the recovery of erroneously awarded incentive-based compensation from Officers (as defined below) of the Company.

2. APPLICABILITY

To the fullest extent permitted by Chilean law, this Clawback Policy applies to all current or former “Officers” of the Company (as defined below) who received Excess Incentive Compensation (as defined below) during the Recoupment Period (as defined below). For purposes of this Clawback Policy, “Officers” means the Company’s chief executive officer, chief financial officer, principal executive officers or senior managers (ejecutivos principales), principal accounting officer, any manager of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company. Officers of the Company’s subsidiaries are deemed Officers of the Company if they perform such policy making functions for the Company.

3. RECOUPMENT/CLAWBACK

To the fullest extent permitted by Chilean law, in the event of a Restatement (as defined below), the Board of Directors shall require a current or former Officer to reimburse, repay or forfeit any Excess Incentive Compensation (as defined below) received by such Officer at any time during the three completed fiscal years immediately preceding a Restatement Determination (as defined below) (such period, the “Recoupment Period”).

For purposes of this Clawback Policy, Incentive Compensation is deemed “received” during the Company’s fiscal period during which the financial reporting measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

“Excess Incentive Compensation” means, as determined on a pre-tax basis, that amount of Incentive Compensation that was received by the Officer during the Recoupment Period and following the effective date of this Clawback Policy, based on the incorrectly reported financial results of the Company, over the Incentive Compensation that would have been received by the Officer if such amount(s) had been determined based on the financial results of the Company set forth or reflected in the Restatement, in each case, as determined by the Board of Directors or the applicable committee. If the Board of Directors or the applicable committee cannot reasonably determine the amount of Excess Incentive Compensation received by the Officer based on the information set forth or reflected in the Restatement, then it will make its determination based on a reasonable estimate of the effect of the Restatement on the Company.

“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC.

“Incentive Compensation” means any cash, equity-based or equity-linked compensation to the extent the amount is paid, earned, vested or granted based wholly or in part on the attainment of Financial Reporting Measures.

“Restatement” means an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period.

“Restatement Determination” means the earlier to occur of (i) the date the Company’s Board of Directors, applicable committee and/or management concludes (or reasonably should have concluded) that a Restatement is required or (ii) the date a regulator, court or other legally authorized entity directs the Company to prepare a Restatement of a previously issued financial statement.

In the event of a Restatement, the Board of Directors or the applicable committee shall promptly determine the amount of any Excess Incentive Compensation for each Officer in connection with such Restatement and shall promptly thereafter provide each Officer with a written notice containing the amount of Excess Incentive Compensation and a demand for repayment or return, as applicable. The Board of Directors or the applicable committee shall have discretion to determine the appropriate means of recovery of Excess Incentive Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. The right of recovery under this Clawback Policy shall run in favor of the Company and its parents and subsidiaries.

5. ADMINISTRATION OF CLAWBACK POLICY

Administration of this Clawback Policy is incumbent on the Board of Directors of the Company, and may be delegated to an applicable committee. The Board of Directors is authorized to interpret and construe this Clawback Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Clawback Policy and for the Company’s compliance with the NYSE Rules, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or NYSE promulgated or issued in connection therewith. Any determinations made by the Board of Directors shall be final and binding on all affected individuals.

This Clawback Policy is subject to modification for any and all reasons (particularly, to adjust this Clawback Policy to reflect changes in laws and regulations or the interpretation thereof), as the Board of Directors may deem necessary or appropriate.

Notwithstanding anything set forth herein to the contrary, the Company shall not be required to seek recovery of compensation under this Clawback Policy if (i) the Board of Directors reasonably determines that the direct expenses to be paid to a third party to recover the Excess Incentive Compensation would exceed the amount of the compensation to be recovered, making recovery impracticable, and provides all required information to the NYSE, (ii) recovery would be in violation of Chilean law which law was adopted prior to November 28, 2022 provided that, before determining that it would be impracticable to recover any amount of Excess Incentive Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and a copy of the opinion is provided to the NYSE, or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. In connection with the foregoing, a majority of the independent directors serving on the Board of Directors or a committee of independent directors of the Company responsible for executive compensation decisions must also make a determination that, as a result of any or all of the foregoing, recovery under this Clawback Policy would be impracticable.

6. NO INDEMNIFICATION

None of the Company or any of its subsidiaries shall be permitted to indemnify or insure any Officer against (i) the loss of any Excess Incentive Compensation that is repaid, returned or recovered pursuant to the terms of this Clawback Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Clawback Policy.

7. EFFECTIVENESS OF CLAWBACK POLICY

This Clawback Policy will become effective on November 9, 2023 and will thereafter remain in effect for an indefinite period of time, provided, however, that (i) this Clawback Policy may be amended, suspended or terminated by the Board of Directors at any time; and (ii) this Clawback Policy shall automatically cease to be in effect, without any further action by the Company or the Board of Directors, if, at any time, the NYSE Rules and Rule 10D-1 were to cease to require the implementation of policies providing for the recovery of erroneously awarded incentive-based compensation from Officers.

8. INTERPRETATION

In case of conflict between this Clawback Policy and the NYSE Rules or Rule 10D-1, the NYSE Rules or Rule 10D-1, as applicable, shall prevail; provided, however, that in case of conflict between this Clawback Policy and Chilean law, Chilean law shall prevail to the fullest extent permitted by law.